Exhibit 99.1

J & J Snack Foods Reports First Quarter Sales and Earnings

PENNSAUKEN, N.J.--(BUSINESS WIRE)--January 20, 2011--J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for the first quarter ended December 25, 2010.

Sales increased 4% to $155.6 million from $149.1 million in last year’s first quarter. Net earnings were $7.1 million in the current quarter compared to $7.1 million last year. Earnings per diluted share were $.38 for the first quarter compared to $.38 last year. Operating income decreased 5% to $11.0 million in the current quarter from $11.5 million in the year ago quarter.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “Our businesses, with the exception of our Frozen Beverages business, had a strong quarter. Our Frozen Beverages business which includes ICEE, ARCTIC BLAST, SLUSH PUPPIE and PARROT ICE was impacted by higher expenses.”

J & J Snack Foods Corp.’s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE, SLUSH PUPPIE and ARCTIC BLAST frozen beverages, LUIGI’S, MAMA TISH’S, SHAPE UPS, MINUTE MAID* and BARQ’S** frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, TIO PEPE’S and CALIFORNIA CHURROS churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia; Moscow Mills, Missouri; Pensacola, Florida and Colton, Vernon and Norwalk, California.

*MINUTE MAID is a registered trademark of The Coca-Cola Company.

**BARQ’S is a registered trademark of Barq’s Inc.

	Consolidated Statement of Operations
	Three Months Ended
	December 25, 2010	December 26, 2009
	(unaudited)
	(in thousands)

Net sales	$155,632	$149,102
Cost of goods sold	109,531	103,083
Gross profit	46,101	46,019
Operating expenses	35,128	34,528
Operating income	10,973	11,491
Other income	200	283
Earnings before income taxes	11,173	11,774
Income taxes	4,079	4,683
Net earnings	$7,094	$7,091

Earnings per diluted share	$.38	$.38
Earnings per basic share	$.38	$.38
Weighted average number of diluted shares	18,702	18,717
Weighted average number of basic shares	18,578	18,544

	Consolidated Balance Sheets
	December 25, 2010	September 25, 2010
	(unaudited)
	(in thousands)

Cash & cash equivalents	$89,343	$74,665
Current marketable securities held to maturity	28,570	15,481
Other current assets	117,474	130,385
Property, plant & equipment, net	108,901	110,092
Goodwill	70,070	70,070
Other intangible assets, net	53,991	55,284
Marketable securities held to maturity	8,196	26,300
Other	2,183	1,717
Total	$478,728	$483,994

Current liabilities	$59,375	$71,081
Long-term obligations under capital leases	556	619
Deferred income taxes	30,401	30,401
Other long-term obligations	1,163	1,318
Stockholders’ equity	387,233	380,575
Total	$478,728	$483,994

The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:
J & J Snack Foods Corp.
Dennis G. Moore, 856-532-6603
Senior Vice President
Chief Financial Officer